EXHIBIT 16.1

June 26, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Paranovus Entertainment Technology Ltd

We have resigned from our position as the auditor of PAVS effective June 26, 2026.

We have read the statements made by PAVS in this Form 6-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements of this Form 6-K.

Very truly yours,

HHL LLP

Certified Public Accountants

PCAOB Number: 7269

We have served as the Company’s auditor since October 2025.

Tel: 212-228-1098	733 3rd Ave Suite 1825, New York, NY 10017	www.hhlllp.com